Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement and related prospectus (Form S-3 No. 333-260726) of Praxis Precision
Medicines, Inc., and

(2) Registration Statement (Form S-8 Nos. 333-254410 and 333-249522) pertaining to the 2017 Stock
Incentive Plan, the 2020 Stock Option and Incentive Plan, and 2020 Employee Stock Purchase Plan of
Praxis Precision Medicines, Inc.;

of our reports dated February 28, 2022, with respect to the consolidated financial statements of Praxis Precision Medicines, Inc. and the effectiveness of internal control over financial reporting of Praxis Precision Medicines, Inc. included in this Annual Report (Form 10-K) of Praxis Precision Medicines, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 28, 2022